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                                                                      Exhibit 99


                                PROMISSORY NOTE


$135,000,000                                                  New York, New York
                                                                    May 28, 1999



          FOR VALUE RECEIVED, EG&G, INC., a corporation organized and existing under the laws of Massachusetts (the "COMPANY"), by this promissory note (this "NOTE") unconditionally promises to pay to the order of THE PERKIN-ELMER CORPORATION, a corporation organized and existing under the laws of New York (the "SELLER"), the principal sum of ONE HUNDRED THIRTY-FIVE MILLION DOLLARS ($135,000,000) on May 25, 2000.

          The Company further promises to pay interest to the Seller on the unpaid principal amount hereof from the date hereof until maturity (whether as stated, by acceleration or otherwise) at a rate per annum equal to 5%. Interest is payable quarterly in arrears on the last Business Day of August, November and February and at the maturity hereof (whether as stated, by acceleration or otherwise). Any principal, interest or any other amount hereunder which is not paid when due (whether as stated, by acceleration or otherwise) shall, to the extent permitted by law, thereafter bear interest at a rate per annum equal to 7% until payment in full thereof, as well after as before judgment. Interest, principal and any other amount due hereunder shall be payable on demand in respect of any past due amount and upon payment in full of this Note. For purposes hereof: "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; "CREDIT AGREEMENT" shall mean the Credit Agreement, dated as of March 5, 1999, by and among the Company, the lenders parties thereto, The Chase Manhattan Bank, as administrative agent, and Chase Securities Inc., as advisor and lead arranger, as such Agreement may be amended, supplemented or otherwise modified from time to time, including any agreement refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement and whether with the same, or any other agent, lender or group of lenders; "GUARANTEE AND COLLATERAL AGREEMENT" shall mean the Guarantee and Collateral Agreement, dated as of the date hereof, made by the Company and the other grantors that are signatories thereto in favor of the Seller; "LOAN DOCUMENTS" shall mean the collective reference to this Note, the Guarantee and Collateral Agreement and the Promissory Note, dated as of the date hereof, made by the Company in favor of the Seller, in the principal amount of $15,000,000; and "LOAN PARTIES" shall mean the collective reference to the Company and each other party to the Loan Documents.

          The Company shall have the right to prepay this Note at any time and from time to time, in whole or in part, provided that the minimum amount of each partial prepayment shall be $1,000,000.

          All payments to be made hereunder by the Company shall be made without set-off or counterclaim, in immediately available funds by wire transfer to the account of the Seller in accordance with the following instructions:


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          Bank: Citibank, N.A., New York, NY
          Swift Code: Citi US 33
          ABA #: 021 0000 89
          Account #: 000-42657
          Credit: The Perkin Elmer Corporation

Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

          The Company hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

          This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by both parties.

          The Company agrees to pay all of the Seller's costs and out-of-pocket expenses (including, without limitation, fees and disbursements of counsel) arising in connection with the enforcement of, and preservation of rights under, this Note and the other Loan Document in the case that the Company shall have failed to comply with its obligations under this Note or the other Loan Document and such failure shall be continuing.

          If (a) the Company shall fail to pay when due interest on this Note and such failure shall have continued for a period of three Business Days; (b) any representation or warranty made by any Loan Party in any Loan Document shall prove to have been false or misleading in any material respect as of the time when made or deemed made; (c) any Loan Party shall default in the performance or observance of (i) any covenant contained in Section 5.3 of the Guarantee and Collateral Agreement or (ii) any other covenant in the Guarantee and Collateral Agreement and such default shall continue unremedied for a period of 10 days after notice thereof from the Seller to the Company; (d) a "Change of Control" as defined in the Credit Agreement (as in effect on the date hereof without giving effect to any future amendments, supplements or other modifications thereto) shall occur; (e) an "Event of Default" as defined in the Credit Agreement shall have occurred (each of the foregoing, an "EVENT OF DEFAULT"), the Seller may, by notice of default given to the Company, declare all unpaid principal, accrued interest and all other amounts payable under this Note to be immediately due and payable without presentment, demand, protest or other notice of any kind, each of which is hereby expressly waived by the Company.

          No action or omission by the Seller shall constitute a waiver of any rights or remedies of the Seller hereunder. Such rights and remedies are cumulative and not exclusive of any rights or remedies provided by law. Payment of principal of and interest on this Note shall not discharge the Company's obligation with respect to any other amount payable hereunder. This Note shall be binding upon and inure to the benefit of the Company, the Seller and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Seller.


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          THIS NOTE SHALL BE A CONTRACT UNDER, AND BE GOVERNED BY, AND CONSTRUED
AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


                                             EG&G, INC.



                                             By:  /s/ Gregory L. Summe
                                                ---------------------------
                                                Name:
                                                Title:



                                             Address for Notices:

                                             45 William Street
                                             Wellesley, MA 02181
                                             Attention: Treasurer
                                             Telecopy: (781) 431-4113